                                                                   EXHIBIT 10.38

                                     [LOGO]
                         People - Service - Environment
                           NORCAL WASTE SYSTEMS, INC.



                                                May 16, 1996



Ms. Gale R. Kaufman
Kaufman Campaign Consultants
1015 20th Street
Sacramento, CA  95814-4202

Dear Gale:

     As we have discussed, you will expand the scope of your existing services to Norcal Waste Systems, Inc. and its subsidiaries ("Norcal") to include, in addition to the political consulting you have been providing Norcal, consulting services in the areas of public affairs, media and public relations. You agree that during the term of this agreement you will devote such substantial time and attention as will be necessary to effect those projects within the scope of this engagement as may be requested of you by management and approved by the undersigned or the Board. I expect that you will be working closely with our managers, advisers, and other consultants.

    In the course of rendering the services under this agreement, you acknowledge that you may be exposed to confidential, non-public and/or proprietary information. You agree that you will maintain the confidentiality of such information and will not divulge any such information to any third-party without the express consent of Norcal.

     You agree that the relationship between you and Norcal, will be that of an independent contractor relationship and that this agreement will not be construed to constitute you an employee of Norcal or the formation of a partnership or joint venture between you and Norcal.

     You agree that it is your legal responsibility to pay all applicable federal and state income taxes on your taxable income, and to pay any social security and other applicable federal, state or local taxes with respect to your employees. Norcal will not (unless otherwise required by law) withhold from any compensation payments to you any amounts for social security, or federal or state income taxes.


           FIVE THOMAS MELLON CIRCLE - SAN FRANCISCO, CA  94134-2501 -
                         TELEPHONE (415) 330-1000
                 CORPORATE FAX (415) 330-1124/1134/1115 -
          HUMAN RESOURCES FAX (415) 330-1217 - MIS FAX (415) 330-1188

                         An Employee-Owned Company

Ms. Gale R. Kaufman
Page 2
May 16, 1996





      The initial term of this agreement will be one for one year beginning on May 1, 1996 and ending on April 30, 1997. The agreement may be extended by mutual consent of the parties on a month to month basis thereafter.

      During the term of this agreement, you will receive aggregate fees covering all services rendered pursuant to this consulting agreement of $9,500 per month on or before the 5th day of each and every month.

      You agree that prior to providing your professional services to others with respect to matters which in Norcal's judgment may be adverse to its interests, you will secure the Company's consent.


      The foregoing correctly sets forth our understanding concerning your services. Please acknowledge by signing the enclosed copy of this letter and returning it to me at your earliest convenience.



                                          Very truly yours,

                                          /s/ MICHAEL J. SANGIACOMO
                                          ------------------------------------
                                          Michael J. Sangiacomo
                                          President and Chief Executive Officer



Kaufman Campaign Consultants

By:  /s/ GALE R. KAUFMAN
     -----------------------

- ----------------------------
Gale R. Kaufman